                                                                   Exhibit 12.01

               Travelers Property Casualty Corp. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)



                                                                                   Year ended December 31,
                                                         -----------------------------------------------------------------------

                                                          2000             1999             1998             1997           1996
                                                          ----             ----             ----             ----           ----
Income before federal income taxes and
   cumulative effect of changes in
   accounting principles                                $2,027           $1,915           $1,837           $1,752           $487
Interest                                                   134              152              161              163            118
Portion of rentals deemed to be interest                    44               47               49               55             45
                                                        ------           ------           ------           ------           ----
Income available for fixed charges                      $2,205           $2,114           $2,047           $1,970           $650
                                                        ======           ======           ======           ======           ====

Fixed charges:
     Interest                                           $  134           $  152           $  161           $  163           $118
     Portion of rentals deemed to be interest               44               47               49               55             45
                                                        ------           ------           ------           ------           ----
Total fixed charges                                     $  178           $  199           $  210           $  218           $163
                                                        ======           ======           ======           ======           ====

Ratio of earnings to fixed charges                      12.39x           10.62x            9.75x            9.04x          3.99x
                                                        ------           ------           ------           ------           ----


The ratio of earnings to fixed charges is computed by dividing income before federal income taxes and cumulative effect of changes in accounting principles and fixed charges by the fixed charges. For purposes of this ratio, fixed charges consist of that portion of rentals deemed representative of the appropriate interest factor.